Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement No. 333-167108 on Form S-3 of our report dated March 1, 2011 (June 17, 2011 as to Notes 1 and 4) relating to the consolidated financial statements of DCP Midstream Partners, LP (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to Discovery Producer Services, LLC, (b) the retroactive effect of the April 1, 2009, acquisition of an additional 25.1% of DCP East Texas Holdings, LLC, which was accounted for in a manner similar to a pooling of interests, (c) the retrospective adjustment for the January 1, 2011 acquisition by DCP Midstream Partners, LP of 33.33% of DCP Southeast Texas Holdings, GP from DCP Midstream LLC, which was accounted for in a manner similar to a pooling of interests, and (d) the retrospective adjustment for changes to the preliminary purchase price allocation for Marysville Hydrocarbon Holdings, Inc.), appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated June 17, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 17, 2011